Exhibit 99.1
3rd Quarter Conference Call Script
11/7/06
Dennis Halpin:
Thank you and good morning, everyone. Welcome to Wheeling-Pittsburgh’s conference call and webcast covering the 2006 third quarter results. With me today from Wheeling-Pittsburgh with prepared remarks are Jim Bradley, Chairman and Chief Executive Officer; Paul Mooney, Executive Vice President and Chief Financial Officer; and Harry Page, President and Chief Operating Officer.
Before getting started, we ask that you take note of the cautionary language regarding forward-looking statements contained in this morning’s press release.
The information contained in this filing, as well as comments made during this call, other than historical information, consist of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In particular, statements containing estimates or projections of future operating or financial performance are not historical facts, and only represent a belief based on various assumptions, all of which are inherently uncertain. Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors relating to (1) the risk that the businesses of CSN Holdings and Wheeling-Pittsburgh will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) the ability of CSN, CSN Holdings and Wheeling-Pittsburgh to realize the expected benefits from the proposed strategic alliance, including expected operating efficiencies, synergies, cost savings and increased productivity, and the timing of realization of any such expected benefits; (3) lower than expected operating results for Wheeling-Pittsburgh for the remainder of 2006 or for the strategic alliance; (4) the risk of unexpected consequences resulting from the strategic alliance; (5) the risk of labor disputes, including as a result of the proposed strategic alliance or the failure to reach a satisfactory collective bargaining with the production employees; (6) the ability of the strategic alliance to operate successfully within a highly cyclical industry; (7) the extent and timing of the entry of additional competition in the markets in which the strategic alliance will operate; (8) the risk of decreasing prices for the strategic alliance’s products; (9) the risk of significant supply shortages and increases in the cost of raw materials, especially carbon slab supply, and the impact of rising natural gas prices; (10) rising worldwide transportation costs due to historically high and volatile oil prices; (11) the ability of the strategic alliance to complete, and the cost and timing of, capital improvement projects, including upgrade and expansion of Wheeling-Pittsburgh’s hot strip mill and construction of an additional galvanizing line; (12) increased competition from substitute materials, such as aluminum; (13) changes in environmental and other laws and regulations to which the strategic alliance are subject; (14) adverse changes in interest rates and other financial market conditions; (15) failure of the convertible financing proposed to be provided by CSN to be converted to equity; (16) changes in United States trade policy and governmental actions with respect to imports, particularly with respect to restrictions or tariffs on the importation of carbons slabs; and (17) political, legal and economic conditions and developments in the United States and in foreign countries in which the strategic alliance will operate. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, and any changes in such assumptions or factors could cause actual results to differ materially from current expectations. CSN, CSN Holdings and Wheeling-Pittsburgh assume no duty to update forward-looking statements. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained in CSN’s and Wheeling-Pittsburgh’s other filings with the SEC.
For additional information regarding risks and uncertainties, please refer to the company’s most recent Form 10K filed with the SEC.
In addition, please note that this conference call is open to the public and is being broadcast live both on our website at www.wpsc.com as well as www.investorcalendar.com. It contains time sensitive information is being recorded for replay through November 13 by dialing 888-203-1112 or 719-457-0820 and using passcode 2966492. A copy of the press release issued this morning is also available on Wheeling-Pittsburgh’s website.
In our call, Jim will begin with some prepared remarks regarding the current situation involving CSN and Esmark. then hand the call over to Harry, who will comment on the company’s operational performance during this past quarter. Paul will then discuss the third quarter’s financial results as well as to provide some guidance for the fourth quarter. Jim return with some closing comments.
We’ll then take your questions as time permits and the operator will instruct you on the procedure for asking questions at that time.
I would now like to turn the call over to Jim Bradley. Go ahead, Jim.
Jim Bradley:
Thanks Dennis. Good morning and welcome to everyone who has joined us today for Wheeling-Pittsburgh’s Third Quarter conference call. In addition to Paul, Harry and myself, Steve Sorvold, Vice President of Commercial, and Don Keaton, Vice President of Steel Manufacturing and Procurement, are also joining us on today’s call and will be available for questions.
I am happy to report net income of $17.0 million, or $1.15 per basic and $1.14 per diluted share for the 3rd quarter on total sales of $482.7 million. We experienced solid pricing and demand for our products during the quarter and our production was outstanding.
I would now like to recap recent developments regarding the enhanced proposal from CSN, as well as our Board’s rationale behind its view that CSN is our preferred strategic partner.

The paramount focus of our Board throughout this process has been to create shareholder value. Our Board remains committed to that end and strongly believes that our definitive agreement with CSN provides the best short term and long-term value for our shareholders. The strategic advantages of an alliance with CSN, under the terms that have been announced, enhance our strengths and eliminate or greatly reduce our weaknesses. The enhancement, which was announced yesterday, provides our shareholders with an opportunity to realize significantly greater value.
The enhancement is the result of listening and responding to our shareholders’ concerns. The new proposal provides shareholders with an attractive cash alternative. Additionally, our Board is in active discussions with CSN about ways to allow existing Wheeling-Pittsburgh shareholders an opportunity to participate in the economic upside of the shares underlying the $225 million Convertible Debt.
Basically, the enhanced proposal provides both a cash alternative for current Wheeling-Pittsburgh shareholders, as well as potential for greater ability to take part in the future success of what will become a great steel company, with a great plan and a great strategic partner.
Our definitive agreement with CSN not only addresses our need to access a guaranteed source of metallics; it diversifies our existing metallic streams — iron ore and scrap — to include slabs. Our agreement ensures an investment in walking beam furnace technology at our hot strip mill that will improve our energy efficiency while increasing our throughput. Additionally, because of the alignment of our economic interests, CSN will continue to work with us to ensure continuous technology transfer between the two companies.
CSN’s cold rolling and galvanizing facility in Terre Haute provides Wheeling-Pittsburgh with value added product capabilities not available at our existing finishing mills. And finally, the new Company will become the exclusive sales agent for CSN products in the U.S. and Canada.
CSN brings clear strategic advantages to Wheeling-Pittsburgh that are contained in our signed agreement with CSN. Our slab supply, and I cannot stress this point enough, is with a major shareholder whose economic interests are clearly aligned with those of all our shareholders, not a competitor in the domestic steel market. I strongly believe that betting your company’s long-term future on a strictly commercial arrangement for slabs would be a major mistake.
After an extensive and rigorous process, our Board and management team sees this as the most compelling way to build and deliver sustainable, long-term value, while protecting current shareholder rights.
And, it is important to add that in addition to ongoing discussions with CSN and shareholders surrounding CSN’s current offer, our Board is continuing to be open to bona fide third party offers.
In stark contrast to CSN’s specific and detailed merger agreement and subsequent enhancement, our Board of Directors and, to our knowledge, our shareholders, have seen no bona fide revised proposal from Esmark for them to evaluate.

Our Board feels that significant issues surrounding Esmark’s original and more recent announcements must be clarified in order for shareholders to fully evaluate Esmark’s proposal.
Now, Harry will bring you up to date on our operations and market expectations.
Harry Page:
Our steel operations turned in another very strong performance in the third quarter with all major units averaging 104% of planned production. Our steelmaking operations ran at 98% of capability and established a new quarterly record for liquid steel production at 707,000 tons.
The ability to utilize our steelmaking flexibility to minimize costs continued to be advantageous during the quarter. With scrap prices at yearly highs in the 3rd quarter, conventional blast furnace-BOF Steelmaking was more cost effective than EAF based steelmaking and was thus maximized.
We have seen a shift in metallic pricing to lower priced scrap and overall lower steel demand for the fourth quarter. This has led us to shift our production emphasis to EAF production, including the use of blast furnace hot metal in the EAF. Since mid-October approximately 80% of the EAF’s heats has been produced with a hot metal charge of 60 tons out of a total metallic input of 290 tons. The hot metal charging practice produces energy savings and allows us to use lower cost scrap, which also produces cost savings. The process has been very successful and without incident. We believe we are charging more hot metal into the EAF than anyone else in the world.
The hot strip mill continues to perform well and very consistently. Purchased slab availability during the quarter was the only bottleneck to increased production. Continued success in utilizing the automatic roll changers has led to the roll change delays now being under 5%, which was the original goal.
After operating for nine months in 2006 all major units have significantly exceeded 2005 production totals for the same time period and have exceeded 2006 production plans. Some notable performances comparing 9 months of 2006 with nine months of 2005 include:
•	Blast furnace production being up 137,000 tons over last year, a 17% increase.
•	EAF production up 356,000 tons, a 52% increase.
•	Caster production up 207,000 tons, an 11% increase.
•	Hot strip mill production is up a staggering 447,000 tons, or 26%.
•	Allenport cold rolling production is up 122,000 tons, or a 20% increase.
•	Martins Ferry galvanized production is up 85,000 tons, which is a 26% increase.

It is obvious the effort that our operating groups have put forth in driving down delays and increasing equipment reliability is producing huge production results.
At our Mountain State Carbon coke plant joint venture, the completion of the rebuild of our No. 8 Coke Battery has been extended due to brick delivery delays. At this time, 40 of 79 total ovens are on-line and operating as expected. The brick supply delays, which were expressed as a concern in our last conference call, shifted total project completion from late November to late February, and has resulted in $4.5 million of additional costs. All brick has been manufactured and is now in transit.
During the months of September and October, the carbon flat-rolled industry experienced a dramatic decline in the rate of incoming orders. The major contributors to this decline have been three factors:
•	Imports have been running at the highest rate since the year 2000. And in fact, the import rate through September would translate to roughly 45 million tons this year.
•	Automotive build this year is projected to be off by 5%, with essentially all of this decline in the last half of the year.
•	Housing starts have been in decline, with September starts off 18% from September 2005.

Although Service Center shipment levels have been robust through September, these issues of imports, automotive, and housing starts have combined to drive Service Center inventories above target levels. Carbon flat rolled inventories at Service Centers were at 3.8 months supply at the end of September.
The impact of these market forces to Wheeling-Pittsburgh has been a reduction in backlog at this time to 30% below the levels at midyear. We are expecting a decline in shipments in the fourth quarter of 25% as compared to the third quarter, and a corresponding decline in our operating rates.
Running counter to this general commercial trend, our Corrugating business has seen a modest increase in its backlog, along with stable pricing, and continues to be an increasing part of our product mix.
The reduction in flat roll imports in September, along with fundamental strength in the general economy, provides us with optimism that current commercial conditions will reverse in early 2007, and that 2007 will build into a strong year.
Now I’ll turn it over to Paul, who will review the quarter’s results
Paul Mooney:
Thank you Harry. I will continue to talk primarily about sequential comparisons and give as good a sense as possible of our results and the trends in our business.

Wheeling-Pittsburgh recorded third quarter 2006 net income of $17.0 million, or $1.14 per diluted share vs. net income for the second quarter of $9.3 million or $0.63 per diluted share for an improvement of $7.7 million, or $0.51 per diluted share. Our operating income for the third quarter of 2006 was $24.8 million, consistent with earnings expectations provided in our second quarter conference call. Our third quarter shipments of 609,700 tons were down 8.7% from the 667,900 tons shipped in the second quarter 2006.
Third quarter revenues of $483 million compare to second quarter revenues of $494 million. The third quarter includes $15.7 million and the second quarter $15.0 million for coke sales to our joint venture partner. The average price per ton of steel shipped in the third quarter was $766 dollars versus $717 dollars per ton in the second quarter, a $49 per ton increase. Hot rolled selling prices increased $53 per ton to $627 in the third quarter, up from $574 in the second. Not all products share the same level of increase, however, which, together with an overall lower value added product mix, reduced the average increase to the $49 I mentioned.
Cost of sales for steel products in the third quarter were $679 per ton vs. $651 in the second quarter. This increase of $28 per ton includes a higher cost product mix of $6 per ton.
Our overall cost of metallics increased $17 per ton in the third quarter. While, our average purchase cost of scrap increased by $25 per ton, when factored for our cold scrap based production of 58% for the quarter, this translates to an increase of $15 per ton shipped. Pig iron price increases resulted in the majority of the additional $2 per ton increase in total cost of metallics. The cost of hot iron was unchanged.
Natural gas costs declined nearly $3 per Mcf in the third quarter to $7.71/Mcf delivered resulting in a $13 per ton decrease per ton shipped. This was partially offset by climbing zinc costs that impacted our costs $5 per ton shipped, and the final MSC demolition costs of $5 per ton shipped. The majority of the remaining increase in cost of steel products can be attributed to higher costs for purchased slabs and slightly higher profit sharing and VEBA charges due to the higher profits.
SG&A costs remained at higher levels during the quarter due to fees associated with the ongoing M&A activities and legal fees associated coal supply.
As we look to the fourth quarter, we expect the declining market to reduce shipments significantly, by approximately 25% or 152,000 tons. In contrast, despite a reduction in hot rolled and other mill product selling prices, we expect to maintain overall price levels with about a $10 dollar per ton higher average steel selling price, primarily due to the stability in the corrugated market. The shift in mix to higher value added sales impacts cost by approximately $22 per ton shipped. We are expecting lower scrap and scrap substitute costs of about $15 per ton shipped, partially offset by increases in hot metal costs due to higher coke costs for a net metallic cost decrease of $4 per ton shipped. Higher natural gas costs are expected to impact the fourth quarter by $6 per ton. In total, steel cost of sales, on a per ton basis, will increase by about $51 per ton with the remainder of the difference primarily due to fixed cost absorption related to the significant decrease in production levels. As a result, we expect to incur an operating loss in the fourth quarter. However, we do expect a positive EBITDA at this time.
Third quarter Steel Company Cap-Ex totaled $7.4 million dollars while Mountain State Carbon Cap-Ex totaled $16.2 million. At September 30, 2006 we had $3.2 million dollars in cash, net of the amounts held by Mountain State Carbon and $110.1 million outstanding under our revolving credit facility. At October 31st this amount had increased by $14.0 to $124.1, principally as a result of changes in working capital. At September 30th, liquidity under our revolving credit facility was $33 million, and was approximately $20 million at the end of October.
I would now like to hand the call back over to Jim.
Jim Bradley
Thanks, Paul. Before we move to the question and answer period, I want to say unequivocally that I am confident that Wheeling-Pittsburgh’s Board of Directors has done an outstanding job throughout the process of evaluating potential strategic options for Wheeling-Pittsburgh.
Details of that process were filed in an 8k yesterday and are available to the public. I urge everyone to review that document, which provides a very thorough review of an exhaustive and thorough process.

Receipt of the revised proposal from CSN, that was announced yesterday, is particularly gratifying to our Board, which continues to evaluate all opportunities for enhancing shareholder value.
While this process remains ongoing, I am convinced that our Board should be elected in the upcoming Annual Shareholders meeting in order to help ensure the best possible outcome for all our shareholders.
Thank you.